EXHIBIT 99.1

New Principal Amount: $18,022,328.60

Maturity Date: May 29, 2021

AMENDMENT TO SECURED NOTE

This Amendment to Secured Note (“Amendment”) is hereby made to that certain Secured Note, dated February 20, 2009 (“Note”) issued by SILEAS CORP. (hereinafter called “Borrower”), in favor of Longview Fund, L.P., (the “Holder”) in the original principal amount of $13,524,405.

The following terms shall apply to this Amendment, and except as modified by this Amendment, all of the original terms of the Note remain in full force and effect. All capitalized terms used and not defined in this Amendment are used as defined in the Note.

1.                  Cessation of Interest. As of the date hereof, the Principal Amount shall be the amount stated in the heading “New Principal Amount” which is the original Principal Amount plus accrued and unpaid interest thereon to date. As of the date hereof, the Note shall no longer bear interest.

2.                  Maturity Date. The Maturity Date shall be the date set forth above in the heading of this Amendment at the caption “Maturity Date.”

3.                  Conversion of Note.  The Note shall be convertible into validly issued, fully paid and non-assessable shares of Series A Preferred Stock of Optex Systems Holdings, Inc. (“Optex”) on the terms and conditions set forth in this Section 3.

      (a)                Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of Optex Series A Preferred Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).

      (b)                Conversion Rate. The number of shares of Series A Preferred Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

      i.                    Conversion Amount” means the portion of the principal amount of the Note being converted.

      ii.                   Conversion Price” means the Stated Value of the Optex Series A Preferred Stock.

     (c)                 Mechanics of Conversion.

  i.                    To convert any Conversion Amount into shares of Series A Preferred Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Borrower. On or before the seventh (7th) trading day following the date of receipt of a Conversion Notice, the Borrower shall have Optex issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Series A Preferred Stock to which the Holder shall be entitled. The person or persons entitled to receive the shares of Series A Preferred Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Series A Preferred Stock on the Conversion Date.

  ii.                  Registration; Book-Entry. The Borrower shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holder. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Borrower and the holders of the Note shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Borrower shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note except upon final conversion.

     (d)                Limitations on Conversions. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder hereof, and the Borrower shall not effect any conversion of this Note or otherwise issue any shares of Series A Preferred Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder the Holder (together with its affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Series A Preferred Stock (on an as converted basis) and Common Stock of Optex. To the extent the above limitation applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Borrower for conversion, exercise or exchange (as the case may be). No prior inability to convert this Note, or to issue shares of Series A Preferred Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note.

4.                  Borrower shall not be entitled to prepay the Note without the Holder’s prior consent.

5.                  Upon the Holder’s sale of all of the Collateral securing the Note, the Note shall be deemed paid in full.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed in its name as of the 29th day of May, 2015.

SILEAS CORP.	LONGVIEW FUND, L. P.

/s/ Stanley A. Hirschman	/s/ S. Michael Rudolph

By: Stanley A. Hirschman	By:	S. Michael Rudolph
Its: President	Its:	CFO of Viking Asset Management, LLC
As General Partner and Investment Adviser